Exhibit 99.1

SOLID POWER FULL YEAR 2023 RESULTS REFLECT STRONG EXECUTION

-	Business, operational, and financial update call scheduled for 4:30 p.m. ET today

LOUISVILLE, Colo., February 27, 2024 – Solid Power, Inc. (Nasdaq: SLDP), a leading developer of solid-state battery technology, today announced its operational and financial results for the full year 2023 and provided its outlook and objectives for 2024.

Recent Business Highlights

•	Achieved electrolyte production capability of 1.1 metric tons per month.
•	Ongoing electrolyte sampling program yielding positive momentum.
•	Deepened relationship with SK On through three new agreements.
•	Announced $50 million share repurchase authorization.

“Solid Power delivered on several key strategic milestones in 2023, which strengthened our operational, technological, and competitive positioning,” said John Van Scoter, President and Chief Executive Officer of Solid Power. “On the electrolyte side, over multiple campaigns we demonstrated our ability to produce electrolyte at a rate of 1.1 metric tons per month – encouraging progress less than a year after initially commissioning the line. We continue to sample electrolyte to potential customers and are seeing growing interest in our product.”

“On the cell side, our team successfully delivered A-1 Sample cells in October, formally entering the automotive qualification process after overcoming yield and supply chain challenges early in the year. As we shift our focus to A-2 Sample cells, we are continuing to advance our cell development with a goal of consistently producing safer and higher performing cells,” Van Scoter continued.

“As we enter 2024, Solid Power continues to operate with competitive urgency, and has seen early wins with our SK On agreements and increased presence in Korea,” said Van Scoter. “We are committed to solid execution to strengthen our leadership position in battery technology and deliver long-term shareholder value.”

2023 Financial Highlights

Revenue in 2023 was $17.4 million, an increase of $5.6 million compared to 2022, driven by continued execution under the company’s joint development agreements.

As expected, operating expenses were higher in 2023 compared to 2022 because of increased investments in product development and the scaling of operations. In 2023, operating loss was $90.6 million and net loss was $65.5 million, or $0.37 per share.

Balance Sheet and Liquidity

Solid Power remains in a strong liquidity position. Total liquidity as of December 31, 2023, was $415.6 million, as shown below.

($ in thousands)	December 31, 2023	December 31, 2022
Cash and cash equivalents	$34,537	$50,123
Marketable securities	141,505	272,957
Long-term investments	239,566	172,974
Total liquidity	$415,608	$496,054

Total short-term liabilities	$15,879	$20,733

The company’s cash, cash equivalents and investments are held at leading global banks and are invested in grade A corporate and government securities with an average maturity of 15 months.

2023 capital expenditures totaled $34.5 million, primarily representing investments in the company’s new electrolyte production facility.

2024 Outlook

Solid Power is committed to delivering on the following key objectives for 2024:

•	Expand electrolyte capabilities and available market through increased production and a robust sampling program.
•	Advance cell designs to A-2 Sample specifications.
•	Execute on key milestones and commitments to our joint development partners.
•	Strengthen Korea presence and immerse Solid Power into Korea battery ecosystem.

The company expects 2024 cash used in operations to be in the range of $60 million to $70 million and capital expenditures to be in the range of $40 million to $50 million. Included in these ranges is approximately $35 million in operational and capital investments the company deferred from 2023. Total 2024 cash investment is expected to be in the range of $100 million to $120 million.

Revenue for 2024 is expected to be in the range of $20 million to $25 million.

Webcast and Conference Call

Solid Power will host a conference call at 2:30 p.m. MT (4:30 p.m. ET) today, February 27, 2024. Participating on the call will be John Van Scoter, President and Chief Executive Officer, and Kevin Paprzycki, Chief Financial Officer.

Interested investors and other parties can listen to a webcast of the live conference call through Solid Power’s Investor Relations website at ir.solidpowerbattery.com.

The conference call can also be accessed live over the phone by dialing +1-844-826-3035 (domestic) or +1-412-317-5195 (international).

A recording of the conference call will be available approximately three hours after the completion of the call at ir.solidpowerbattery.com or by dialing +1-844-512-2921 (domestic), or +1-412-317-6671 (international). The pin number for the replay is 10185422. The replay will be available until 9:59 p.m. MT (11:59 p.m. ET) on March 12, 2024.

About Solid Power, Inc.

Solid Power is developing solid-state battery technology to enable the next generation of batteries for the fast-growing EV and other markets. Solid Power’s core technology is its electrolyte material, which Solid Power believes can enable extended driving range, longer battery life, improved safety, and lower cost compared to traditional lithium-ion. Solid Power’s business model – selling its electrolyte to cell manufacturers and licensing its cell designs and manufacturing processes – distinguishes the company from many of its competitors who plan to be commercial battery manufacturers. Ultimately, Solid Power endeavors to be a leading producer and distributor of sulfide-based solid electrolyte material for powering both EVs and other applications. For more information, visit http://www.solidpowerbattery.com/.

Forward-Looking Statements

All statements other than statements of present or historical fact contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including Solid Power’s or its management team’s expectations, objectives, beliefs, intentions or strategies regarding the future. When used herein, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan,” “outlook,” “seek,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include our financial guidance for 2024, future financial performance and our strategy, expansion plans, market opportunity, future operations, future operating results, estimated revenues, losses, projected costs, prospects, and plans and objectives of management. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Solid Power disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Readers are cautioned not to put undue reliance on forward-looking statements and Solid Power cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Solid Power, including the following factors: (i) risks relating to the uncertainty of the success of our research and development efforts, including our ability to achieve the technological objectives or results that our partners require, and our ability to commercialize our technology in advance of competing technologies; (ii) rollout of our business plan and the timing of expected business milestones; (iii) risks relating to the non-exclusive nature of our original equipment manufacturer and other partner relationships and our ability to manage these business relationships; (iv) our ability to negotiate and execute commercial agreements with our partners on commercially reasonable terms; (v) our ability to protect and maintain our intellectual property, including in jurisdictions outside of the United States; (vi) broad market adoption of battery electric vehicles and other technologies where we are able to deploy our technology, if developed successfully; (vii) our success attracting and retaining our executive officers, key employees, and other qualified personnel; (viii) changes in applicable laws or regulations; (ix) risks relating to our information technology infrastructure and data security breaches; (x) risks relating to our status as a research and development stage company with a history of financial losses with an expectation of incurring significant expenses and continuing losses for the foreseeable future; (xi) our ability to secure government contracts and grants and the availability of government subsidies and economic incentives; (xii) delays in the construction and operation of additional facilities; and (xiii) risks relating to other economic, business, or competitive factors in the United States and other jurisdictions, including supply chain interruptions and changes in market conditions, and our ability to manage these risks and uncertainties. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the “Risk Factors” sections of Solid Power’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”), and other documents filed by Solid Power from time to time with the Securities and Exchange Commission (the “SEC”), all of which are available, or will be, in the case of the Form 10-K, on the SEC’s website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Solid Power gives no assurance that it will achieve its expectations.

Contact Information

Kevin Paprzycki

Chief Financial Officer

1 (800) 799-7380

investors@solidpowerbattery.com

Website: www.solidpowerbattery.com

Source: Solid Power, Inc.

Solid Power, Inc.

Consolidated Balance Sheets

(in thousands, except par value and number of shares)

	December 31,
	2023	2022
Assets
Current Assets
Cash and cash equivalents	$34,537	$50,123
Marketable securities	141,505	272,957
Contract receivables	1,553	1,521
Contract receivables from related parties	—	319
Prepaid expenses and other current assets	5,523	2,888
Total current assets	183,118	327,808
Property, Plant and Equipment, net	99,156	82,761
Right-Of-Use Operating Lease Assets, net	7,154	7,725
Right-Of-Use Finance Lease Assets, net	1,088	922
Other Assets	1,060	1,148
Long-term Investments	239,566	172,974
Intangible Assets, net	1,650	1,108
Total assets	$532,792	$594,446
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and other accrued liabilities	6,455	11,326
Current portion of long-term debt	—	7
Deferred revenue	1	50
Deferred revenue from related parties	828	4,000
Accrued compensation	7,590	4,528
Operating lease liabilities, short-term	626	549
Finance lease liabilities, short-term	379	273
Total current liabilities	15,879	20,733
Warrant Liabilities	4,227	9,117
Operating Lease Liabilities, Long-Term	7,996	8,622
Finance Lease Liabilities, Long-Term	552	602
Other Long-Term Liabilities	803	—
Total liabilities	29,457	39,074
Stockholders’ Equity
Common Stock, $0.0001 par value; 2,000,000,000 shares authorized; 179,010,884 and 176,007,184 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	18	18
Additional paid-in capital	588,515	577,603
Accumulated deficit	(84,639)	(19,090)
Accumulated other comprehensive loss	(559)	(3,159)
Total stockholders’ equity	503,335	555,372
Total liabilities and stockholders’ equity	$532,792	$594,446

Solid Power, Inc.

Consolidated Statements of Operations (Unaudited)

(in thousands, except number of shares and per share amounts)

	For the Years Ended December 31,
	2023	2022
Revenue	$17,410	$11,789
Operating Expenses
Direct costs	27,731	9,592
Research and development	54,749	38,592
Selling, general and administrative	25,550	22,724
Total operating expenses	108,030	70,908
Operating Loss	(90,620)	(59,119)
Nonoperating Income and Expense
Interest income	20,265	8,476
Change in fair value of warrant liabilities	4,890	40,903
Interest expense	(84)	(42)
Total nonoperating income and expense	25,071	49,337
Pretax Loss	(65,549)	(9,782)
Income tax benefit	—	(227)
Net Loss	$(65,549)	$(9,555)
Basic and diluted loss per share	$(0.37)	$(0.05)
Weighted average shares outstanding – basic and diluted	178,006,919	174,374,386

Solid Power, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	For the Years Ended December 31,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(65,549)	$(9,555)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	11,962	5,176
Amortization of right-of-use assets	768	745
Loss on sale of property, plant, and equipment	—	11
Stock-based compensation expense	10,370	8,672
Deferred taxes	—	(227)
Change in fair value of warrant liabilities	(4,890)	(40,903)
Accretion of discounts on other long-term liabilities	174	—

Amortization of premiums and accretion of discounts on marketable securities Change in operating assets and liabilities that provided (used) cash and cash equivalents:	(10,975)	(3,118)
Contract receivables	(31)	(692)
Contract receivables from related parties	319	(319)
Prepaid expenses and other assets	(1,510)	2,687
Accounts payable and other accrued liabilities	1,814	(1,108)
Deferred revenue	(50)	(450)
Deferred revenue from related parties	(3,172)	4,000
Accrued compensation	3,058	1,658
Operating and finance lease liabilities, short-term	(549)	(401)
Net cash and cash equivalents used in operating activities	(58,261)	(33,824)
Cash Flows from Investing Activities
Purchases of property, plant and equipment	(34,512)	(58,296)
Purchases of marketable securities and long-term investments	(327,591)	(561,565)
Proceeds from sales of marketable securities	405,161	190,374
Purchases of intangible assets	(556)	(498)
Net cash and cash equivalents provided by (used in) investing activities	42,502	(429,985)
Cash Flows from Financing Activities
Payments of debt	(7)	(121)
Proceeds from exercise of stock options	220	818
Proceeds from issuance of shares of common stock under ESPP	434	—
Cash paid for withholding of employee taxes related to stock-based compensation	(112)	(58)
Payments on finance lease liabilities	(362)	(142)
Transaction costs	—	(12)
Net cash and cash equivalents provided by financing activities	173	485

Net decrease in cash and cash equivalents	(15,586)	(463,324)
Cash and cash equivalents at beginning of period	50,123	513,447
Cash and cash equivalents at end of period	34,537	50,123

Supplemental information
Cash paid for interest	$84	$42
Accrued capital expenditures	$814	$7,561